Exhibit 10.7

HOMOLOGY MEDICINES, INC.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of November 16, 2023, by and between Homology Medicines, Inc. (the “Company”) and W. Bradford Smith (“Executive,” and, together with the Company, the “Parties”).

WHEREAS, the Parties entered into the Employment Agreement, dated as of March 18, 2018 and amended as of September 6, 2022 (the “Agreement”); and

NOW, THEREFORE, in consideration of the promises, mutual covenants, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. The first paragraph of Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Termination without Cause, or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, then, subject to Executive signing on or before the forty-fifth (45th) day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Section 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:”

2. New Sections 4(b)(iv), (v), (vi) and (vii) are hereby added to the Agreement as follows:

“(iv) an amount in cash equal to 50% of Executive’s Target Annual Bonus for the Company’s 2023 fiscal year, payable in a lump sum payment at such time that bonuses for the 2023 fiscal year are paid to actively employed employees of the Company, but in any event no later than March 15, 2024;

(v) an amount in cash equal to $69,345.14, payable in a lump sum payment in accordance with the Company’s normal payroll practices;

(vi) each outstanding option (“Option”) to purchase shares of the Company’s common stock that was granted to Executive under the Company’s 2018 Incentive Award Plan (the “2018 Plan”) or the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) and that is vested and unexercised as of the date of Executive’s Separation from Service (each, a “Subject Option”) will remain outstanding and exercisable until the first anniversary of the date of Executive’s Separation from Service; provided, that (A) no Subject Option will remain outstanding past the final expiration date of such Subject Option set forth in the award agreement governing such Subject Option and (B) each Subject Option will in all events remain subject to earlier termination in connection with a corporate transaction or event (including the Closing (as defined below)) in accordance with the terms of the award agreement governing such Subject Option and the 2018 Plan or 2015 Plan, as applicable; and

(vii) the vesting of outstanding restricted stock units that were granted to Executive under the 2018 Plan that vest in annual installments based on continuous service to the Company and are unvested as of the date of Executive’s Separation from Service (“Subject RSUs”) will accelerate as to the portion of such Subject RSUs equal to, for a given award of Subject RSUs, the product of (A) the number of Subject RSUs scheduled to vest on the first annual vesting date of such award after the date of Executive’s Separation from Service multiplied by (B) a fraction, the numerator of which is the number of days elapsed since the last annual vesting date of such award (or the grant date if no vesting under such award has occurred) and the denominator of which is 365, rounded down to the nearest whole Subject RSU (the “Vested RSUs”).”

3. Section 4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Change in Control. If the Closing occurs during the CIC Protection Period, then subject to Executive signing on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, the Release, and Executive’s continued compliance with Section 5, Executive shall receive, in addition to the payments and benefits set forth in Section 4(b), the following:

(i) if, to the reasonable satisfaction of the Company, Executive remains available from the date of Executive’s Separation from Service until the Closing to answer questions and provide transition advice to the Company relating to Executive’s former duties, area of work experience and expertise as are reasonably requested by the Company from time to time, an amount in cash equal to $69,345.14, payable in a lump sum payment on the first regular payroll date of the Company that is at least five (5) business days after the Closing, in accordance with the Company’s normal payroll practices; and

(ii) (A) all Subject RSUs that do not become Vested RSUs in accordance with Section 4(b)(vii) and all outstanding Options that are not Subject Options shall vest upon the Closing (and for the avoidance of doubt, notwithstanding their contrary terms, shall remain outstanding and eligible to vest upon the Closing if the Closing occurs during the CIC Protection Period, and will be forfeited upon expiration of the CIC Protection Period if the Closing has not occurred or upon the earlier termination of the Merger Agreement without the Closing occurring) and (B) all outstanding Options that vest upon the Closing in accordance with this Section 4(c)(ii) shall remain outstanding and exercisable following vesting until the first anniversary of the date of Executive’s Separation from Service; provided, that (x) no such Option will remain outstanding past the final expiration date of such Option set forth in the award agreement governing such Option and (y) each Option will in all events remain subject to earlier termination in connection with a corporate transaction or event (including the Closing) in accordance with the terms of the award agreement governing such Subject Option and the 2018 Plan or 2015 Plan, as applicable.”

4. Section 9(k)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Except as provided below, and notwithstanding anything in this Agreement to the contrary, any compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the first regular payroll date of the Company that is at least five (5) business days following the date the Release becomes effective and irrevocable in accordance with its terms or, if Executive’s Separation from Service occurs on or after November 1st of any calendar year, on the first regular payroll date of the calendar year beginning immediately after the calendar year in which Executive’s Separation from Service occurs, with the first payment to include any installments that would have been paid earlier if the Release had become effective and irrevocable on the date of Executive’s Separation from Service.”

5. Section 7 of the Agreement is hereby amended to include the following definitions as new subsections in alphabetical order and to renumber the existing subsections accordingly:

“CIC Protection Period. “CIC Protection Period” means the period commencing on the Signing Date and ending on the date that is nine (9) months after the Signing Date.”

“Closing. “Closing” means the consummation of the transactions contemplated by the Merger Agreement.”

“Merger Agreement. “Merger Agreement” means that certain Agreement and Plan of Merger, by and among the Company, Kenobi Merger Sub, Inc. and Q32 Bio Inc., dated as of the Signing Date.”

“Signing Date. “Signing Date” means the date of the Merger Agreement.”

6. This Amendment, together with the Agreement, as amended hereby, sets forth the Parties’ entire understanding and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company in respect of the subject matter hereof.

7. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in the Agreement shall include and refer to the Agreement as amended by this Amendment.

8. This Amendment may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties or, in the case of a waiver, by the party waiving compliance.

9. This Amendment shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

10. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[signature page follows]

IN WITNESS WHEREOF, the Parties have each duly executed this SECOND AMENDMENT TO EMPLOYMENT AGREEMENT effective as of the date and year first written above.

HOMOLOGY MEDICINES, INC.

By:	/s/ Paul Alloway, Ph.D., J.D.
Name: Paul Alloway, Ph.D., J.D.
Title: Chief Legal Officer and Secretary

EXECUTIVE:

/s/ W. Bradford Smith
Name: W. Bradford Smith